CEDAR CAPITAL, LLC AND AFFILIATES

CODE OF ETHICS

Adopted: January 2017

INTRODUCTION

This document covers Cedar Capital, LLC and its affiliated entities (collectively, the “Cedar Group”). As of the date of this document, affiliates include Good Harbor Financial, LLC and Broadmeadow Capital, LLC. All members of the Cedar Group are SEC-registered investment advisers.

Cedar Capital, LLC will be referred to throughout the document as the “Adviser” “we” or “us” and is intended to cover all principals and employees (“Access Persons” or “you”) of the Cedar Group.

Cedar Capital, LLC has adopted this Code of Ethics (“Code”) to provide our employees with a framework for conduct in all aspects of their employment within our firm. The goal is to provide employees with an understanding of the requirements of conduct as prescribed by 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and Rule 204A-1 of the Investment Advisers Act of 1940 (the “Advisers Act”). This Code applies to the Adviser with respect to any client of the Adviser, including any investment company for which the Adviser serves as an investment adviser. This Code formalizes the high standard of ethical behavior required of our employees.

We have developed this Code to promote the highest levels of ethical conduct among our principals and employees (“Access Persons” or “you”). Among the purposes of the Code are to: (1) educate Access Persons regarding the Adviser’s expectations and the laws governing their conduct; (2) remind Access Persons that they are in a position of trust and must act with complete propriety at all times; (3) protect the reputation of the Adviser; (4) guard against violation of the securities laws; (5) protect the Adviser’s clients by deterring misconduct; and (6) establish procedures for Access Persons to follow so that the Adviser can assess whether its Access Persons are complying with the Adviser’s ethical principles.

PART 1. GENERAL PRINCIPLES

The Adviser provides portfolio management services to individuals, institutions, funds registered under the Investment Company Act and funds organized as an Undertaking for Collective Investment in Transferable Securities (“UCITS”), (collectively, the “Clients”). The Adviser has entered into a fiduciary relationship with its Clients and owes each Client the utmost duty of loyalty, good faith, and fair dealing. The Adviser places its Clients’ interests ahead of those of its principals and employees. Therefore, each of us is likewise expected to place Client interests ahead of personal interests. The Adviser embraces the following general principles with respect to the conduct of each of its Access Persons when acting on behalf of the Adviser or in any capacity that affects the interests of the Adviser’s Clients:

1.	The duty at all times to place the interests of our Clients first;

2.	The requirement that all personal securities transactions be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of your position of trust and responsibility;

3.	The fundamental standard that the Adviser’s personnel should not take inappropriate advantage of their positions;

4.	The fiduciary principle that information concerning the identity of security holdings and financial circumstances of Clients is confidential;

5.	The principle that the Adviser and its personnel will exercise independent, unbiased judgment in the investment decision-making process; and

6.	The importance of acting with honesty, integrity and professionalism in all aspects of our business.

These general principles govern all conduct, whether or not the conduct also is covered by more specific provisions below. We expect that all of our Access Persons will abide by this Code both in word and in spirit. Failure to comply with this Code is a serious matter that may result in disciplinary action, up to and including termination of employment.

If you have any questions or need clarification regarding what the Code does and does not permit, please do not hesitate to contact the Adviser’s Chief Compliance Officer (“CCO”).

PART 2. SCOPE OF THE CODE

The Code addresses the personal trading and other conduct of the Adviser’s Access Persons and is an integral part of its compliance program.

A.	Persons Covered by the Code

This Code applies to each of the Adviser’s employees, all of whom are deemed to be “Access Persons” for purposes of this Code. Certain provisions of this Code also apply to the “Family Members” of Access Persons. The term “Family Members” includes an Access Person’s spouse, domestic partner, minor children, and relatives by blood or marriage living in the person’s household (including an adult child, stepchild, grandchild, parent, stepparent, grandparent, sibling, or in-laws). The Adviser’s CCO may designate additional persons as Access Persons subject to the Code from time to time as appropriate, such as consultants, temporary employees or interns.

B.	Securities Covered by the Code

The term “Covered Security” as used in this Code means any stock, bond, warrant, future, exchange-traded fund (“ETF”), closed end fund, investment contract or any other instrument that is considered a “security” under the Advisers Act. The term Covered Security is very broad and includes instruments and products such as: (1) options on securities, on indexes, and on currencies; (2) all kinds of limited partnerships (including those managed by the Adviser); and (3) private equity funds, hedge funds, foreign unit trusts and investment clubs.

The term Covered Security does NOT include: (1) direct obligations of the U.S. government; (2) bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements; (3) shares issued by money market funds; (4) shares of open-end mutual funds; (excluding those managed by the Adviser) and (5) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds.

The Code governs any Covered Security in which you, as an Access Person, have any direct or indirect beneficial interest, including interests in a trust, partnership, or retirement plan. For purpose of this Code, you are presumed to have a “beneficial interest” in securities or accounts held by your Family Members – See definition in Part 2.A. above.

C.	Funds Covered by the Code

The Code governs the Adviser’s funds organized as “UCITS” and funds registered under the Investment Company Act (“Registered Funds”) for which we serve as investment adviser.

PART 3. STANDARDS OF BUSINESS CONDUCT

You are required to comply with certain standards of business conduct in accordance with the Adviser’s fiduciary obligations to its Clients.

A.	Compliance with Laws and Regulations

You must comply with all applicable federal securities laws. You are not permitted, in connection with the purchase or sale (directly or indirectly) of a security held or to be acquired by a Client of the Adviser:

1.	To defraud the Client in any manner;

2.	To mislead the Client, including by making a statement that omits material facts;

3.	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon the Client;

4.	To engage in any manipulative practice with respect to the Client; or

5.	To engage in any manipulative practice with respect to securities, including price manipulation.

B.	Conflicts of Interest

As a fiduciary, the Adviser has an affirmative duty to act in the best interest of its Clients. Integral to this duty is avoiding many types of potential conflicts of interest. The Adviser strives to identify conflicts of interest with Clients and to fully disclose all material facts concerning any conflict that does arise with respect to any Client. As an Access Person of the Adviser, you should avoid any situation that may have the appearance of a conflict or impropriety.

1.	Conflicts among Client Interests. You are prohibited from inappropriate favoritism of one Client over another Client that would constitute a breach of fiduciary duty.

2.	Competing with Client Trades. You are prohibited from using knowledge about pending or currently considered securities transactions for Clients to profit personally (directly or indirectly) as a result of such transactions, including by purchasing or selling such securities – referred to as “front running.” Conflicts raised by personal securities transactions also are addressed more specifically below.

3.	Disclosure of Personal Interest. Access Persons who make investment decisions for Clients or help execute and/or implement investment decisions are prohibited from recommending, implementing, or considering any securities transaction for a Client without having disclosed any material Beneficial Ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the CCO. If the CCO deems the disclosed interest to present a material conflict, the CCO will make a judgment regarding the securities of that issuer. This provision applies in addition to the Adviser’s quarterly and annual personal securities reporting requirements set forth in Section D below.

4.	Referrals/Brokerage. You are required to act in the best interests of the Adviser’s Clients regarding execution and other costs paid by Clients for brokerage services. You must strictly adhere to the Adviser’s policies and procedures regarding brokerage (including best execution and directed brokerage, if applicable). See the Best Execution Policy for more information.

5.	Vendors and Suppliers. You must disclose to the CCO any personal investments or other interests in vendors or suppliers with respect to which that person negotiates or makes decisions on behalf of the Adviser. If you have such an interest, it is within the CCO’s sole discretion to prohibit you from negotiating or making decisions regarding the Adviser’s business with those companies.

C.	Insider Trading

You are prohibited from any trading, either personally or on behalf of others, while in possession of material, nonpublic information. You are prohibited from communicating material nonpublic information to others in violation of the law. Additionally, all Access Persons who come into contact with material nonpublic information are subject to the Adviser’s prohibitions on insider trading and any potential sanctions. See the Adviser’s Prevention of Insider Trading Policy for more information.

Insider trading is a very serious matter. Penalties for violating the Adviser’s insider trading policy may include (in addition to termination of employment) civil injunctions, permanent bars from employment in the securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines, and jail sentences.

D.	Personal Securities Transactions

You (and your Family Members) are required to strictly adhere to the Adviser’s policies and procedures regarding personal securities transactions.

1.	Limited or Private Offerings – Pre-Clearance . Prior written approval by the CCO (or delegate) is required before you and your Family Members purchase, sell or transfer securities in a limited offering (e.g., private placement) including those managed by the Adviser. In addition, prior written approval is required for additional or “add-on” investments in private placements. The CCO shall consider among other factors in approving such a transaction, whether the investment opportunity should be reserved for Clients, and whether the opportunity is being offered by virtue of your position with the Adviser.

2.	Initial Public Offering – Pre-Clearance. You and your Family Members must obtain prior written approval from the CCO before purchasing any initial public offering.

3.	Restricted List – Prohibition & Pre-clearance. You and your Family Members are prohibited from purchasing any security on the Restricted List, including options on restricted securities. If you currently own a security on the Restricted List, you may sell with pre-clearance.

The Restricted List is maintained and updated by the CCO (or delegate). The Restricted List is updated quarterly or more frequently as needed and is distributed to Access Persons at least quarterly. Employees should not assume they have the most recent Restricted List and should always check the current Restricted List before executing a securities transaction.

4.	Registered Funds managed by the Adviser. Registered Funds managed by the Adviser fall under the definition of Covered Security. Therefore, all transactions in the Registered Funds are subject to the Adviser’s quarterly transaction and annual holdings requirements.

Authority to Exempt Transactions. The CCO has the authority to exempt personal securities transaction of an Access Person from any or all of the provisions of this Code if the CCO determines that such exemption would not be against any interests of a Client and in accordance with applicable law. The CCO will document any exemption granted, describing the circumstances and reasons for the exemption.

E.	Gifts and Entertainment

You should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence your decision-making or suggest that you are beholden to any particular person or firm. Similarly, you should not offer gifts, favors, entertainment, special accommodations, or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a Client feel beholden to you or to the Adviser. These policies also apply to your Family Members.

1.	Gifts. You may not give or receive any gift, service, or other thing in excess of $100 per person from any person or entity that does business with, or on behalf of, the Adviser.

Promotional items of nominal value that display the firm’s logo (e.g. umbrellas, golf balls, or shirts) valued at substantially less than $100 are excluded from this limit. However, promotional items valued at or near $100 are not considered nominal and are subject to the limit.

Gifts given or received under $100 need not be reported to the CCO. If an Access Person receives a gift over $100, it should be promptly reported to the CCO. If an Access Person intends on giving a gift over $100, the Access Person must seek pre-clearance from the CCO. Exceptions may be granted on a limited basis.

2.	Business Entertainment. You may not provide or accept entertainment that could be viewed as extravagant or excessive to or from a Client, prospective Client, or any person or entity that does or seeks to do business with, or on behalf of, the Adviser. You may provide or accept a business entertainment event of reasonable value (i.e., an occasional meal, sporting event, theatre production, or comparable entertainment event) provided that such entertainment is neither so frequent nor so extensive as to raise any question of propriety.

Expense Reports: When submitting expense reports for business meals, entertainment and any other expenses, where another advisor was present, the report must include the advisors in attendance (both individual and firm names).

3.	Cash. You may not give or accept cash gifts or cash equivalents to or from a Client,prospective Client, or any entity that does business with or on behalf of the Adviser.

4.	Pre-Clearance. You should seek CCO prior approval when you are unsure about the value of a proposed gift or proposed entertainment. You must pre-clear with the CCO all gifts and any entertainment or other expenses involving any government, municipal or similar authority.

5.	Referrals. You are prohibited from making referrals to Clients (e.g., of accountants, attorneys, or the like) if you expect to benefit in any way.

Notwithstanding the foregoing, it is not the intent of this Code to prohibit the everyday courtesies of business life. Therefore, the specific guidelines above shall not apply to an occasional meal or ticket to a theater, entertainment or sporting event that is social in nature, or that is an incidental part of a business meeting with a clear business purpose, or a food item received by an individual but shared with the Adviser’s other employees or principals and consumed on the Adviser’s premises.

F.	Political Contributions

(Rule 206(4)-5 Pay-to-Play) An adviser is prohibited from receiving compensation for providing advisory services to a government entity for two years following any contribution, other than certain de minimis contributions, by the Adviser or its Access Persons to an official of a state or local government entity who is or will be in a position to influence the award of advisory business. In addition, an adviser is also prohibited from coordinating, or soliciting others to make, contributions for an official of a government entity to which the adviser is providing or seeking to provide advisory services.

Accordingly, the Adviser has adopted policies and procedures concerning political contributions and activities regarding state and local candidates, officials and political parties. These policies regarding activities and political contributions apply to the Adviser and all its Access Persons. Please see the Adviser’s Policies and Procedures Regarding Political Contributions.

These policies are intended solely to comply with these laws and regulations and to avoid any appearance of impropriety. These policies are not intended to otherwise interfere with an individual’s right to participate in the political process.

G.	Charitable Contributions

The Adviser has established policies and procedures concerning charitable contributions. The Adviser’s policy is to limit charitable contributions that are frequent or substantial in nature which may create conflicts of interest. Access Persons are prohibited from making contributions to a charitable or non-profit organization in excess of $250 at the request of a “business contact.” A business contact is defined as an organization or individual that currently does business with or is a prospect of the Adviser. The $250 limit is per business contact, per year.

These policies are intended solely to comply with these laws and regulations and to avoid any appearance of impropriety. These policies are not intended to discourage personal charitable contributions or those that are considered customary or nominal in nature.

H.	Confidentiality

Information concerning the identity of security holdings in Client accounts and the financial circumstances of investors in such accounts is confidential.

1.	Adviser Duties. The Adviser must keep all information about Client accounts and investors in Client accounts in strict confidence, including identity and financial circumstances, security holdings, and advice furnished by the Adviser unless permitted to do so in writing from such Client or investor (such as when permission is received to disclose a Client’s or investor’s name.)

2.	Access Persons’ Duties. You are prohibited from disclosing to persons outside the Adviser any material non-public information about any Client or any investor in a Client account, the securities investments made by the Adviser on behalf of a Client, information about contemplated securities transactions, or information regarding the Adviser’s trading strategies, except as required to effectuate securities transactions on behalf of a Client. Access Persons who are involved in marketing efforts on behalf of the Adviser may disclose information regarding the Adviser’s trading strategies in the ordinary course of their duties and as permitted by federal securities laws.

I.	Service on a Board of Directors

Given the increased potential for conflicts of interest and insider trading issues, you must seek prior approval from the CCO to serve on the board of directors of a publicly traded company.

J.	Other Outside Activities

You must disclose to the CCO any personal interests that may present a conflict of interest or harm the reputation of the Adviser. Additionally, you must obtain prior written approval by the CCO for other outside activities that may create a conflict of interest for you or the Adviser, including outside business or investment activities (such as directorships, consulting engagements, outside business affiliations, or public positions) and acting as an executor or trustee or accepting a power of attorney.

K.	Marketing and Promotional Activities

Any oral or written statement you make, including those made to Clients, prospective Clients, their representatives, or the media, must be professional, accurate, balanced, and not misleading in any way. Statements made to the media should be pre-cleared by the CCO. See Section 5 – Sales and Marketing in the Adviser’s Manual for more information.

PART 4. COMPLIANCE PROCEDURES

A.	Personal Securities Transaction Procedures and Reporting

1.	Disclosure of Personal Accounts. The Adviser’s Access Persons must disclose to the CCO within 10 days of date of employment through the automated compliance software all Personal Accounts in which the Access Person or Family Members have a direct interest or for which the Access Person influences or controls the investment decisions. In addition, Access Persons must pre-clear any new Personal Accounts prior to opening the account. An account established for the benefit of the following will be presumed to be a Personal Account unless the Access Person and the CCO agree otherwise in writing:

(i) an Access Person; (ii) the spouse of an Access Person; (iii) any child of any Access Person under the age of 21, whether or not residing with the Access Person; (iv) any other Family Member of the Access Person residing in the same household with the Access Person or to whose financial support the Access Person makes a significant contribution; and (v) any other account in which the Access Person has a direct or indirect beneficial interest (e.g., joint accounts, trustee accounts, partnerships, investment clubs, estates or closely held corporations in which the Access Person has a beneficial interest).

2.	Pre-clearance Procedures.

Pre-clearance for sales in securities on the Restricted List should be requested via the automated compliance software.

Approval for a trade is valid for the day on which it is granted and the immediately following business day. After that, a new request is required to be submitted to the CCO. Your trading activity is reviewed to ensure that each transaction was properly authorized.

PRE-CLEARANCE IS NOT REQUIRED for the following types of transactions:

a.	Purchases or sales over which an Access Person has no direct or indirect influence or control (e.g., a managed account);

b.	Purchases or sales pursuant to an Automatic Investment Plan (including a dividend reinvestment plan);

c.	Purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuers, and sales of such rights so acquired;

d.	Acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

e.	Open end investment company shares;

f.	Unit investment trusts; and

g.	Assignment of options or exercise of an option at expiration.

3.	Market Timing. Frequent trading can harm open-end fund shareholders in various ways, including reducing the returns to long-term shareholders by increasing costs to the fund and disrupting portfolio management strategies. Access Persons are required to comply with the policies of any open-end funds in which they invest regarding purchases, redemptions and exchanges, and are prohibited from engaging in frequent trading in open-end funds. To prevent disruption in the management of a fund, excessive exchange activity is limited. Generally, exchange activity is considered excessive if it exceeds parameters as set forth below:

●	A substantive exchange redemption in the same fund within 30 days of each other, in the amount of $50,000 or 1% of net assets, whichever is higher.

The Adviser has adopted these procedures in compliance with the Trust’s Compliance Manual.

4.	Late Trading. Late trading is prohibited by law and, with respect to Registered Funds managed by the Adviser, may represent a violation of fiduciary duty. Even though this Code only requires Access Persons to report transactions in these funds, the Code prohibits Access Persons from engaging in or facilitating late trading in shares of any open-end fund.

5.	Reporting Requirements. All reporting is submitted through the automated compliance software.

a.	Holdings Reports. You are required to submit to the CCO a holdings report that includes: (1) information regarding all holdings in Covered Securities in which you or your Family Members have a beneficial interest. New Access Persons should submit these reports within 10 days of employment with the Adviser, and thereafter on an annual basis, by January 30 of each year. Reports should be current as of a date not more than 45 days before the report is due.

b.	Quarterly Transaction Reports. You are required to submit to the CCO quarterly transaction reports that cover all transactions in Covered Securities and Registered Funds managed by the Adviser in which you or your Family Members have a beneficial interest no later than 30 days after the end of each calendar quarter. Certain types of transactions, listed in subsection e below, are not required to be included in these reports.

c.	Quarterly Personal Account Establishment Reports. New Personal Accounts for you or your Family Members must be pre-cleared through the compliance software and quarterly you are required to affirm that you have disclosed to the CCO all of Personal Accounts in which you or your Family Members have a beneficial interest.

d.	Confidentiality of Reports. The Adviser will keep confidential all transactions and holdings reports, except to the extent necessary to implement and enforce the provisions of the Code or to comply with requests for information from government authorities.

e.	Reporting Exemptions. The following reporting exemptions apply:

i.	Any report with respect to securities held in accounts over which you and/or your Family Members have no direct or indirect influence or control; and

ii.	Any transaction report with respect to transactions effected pursuant to an Automatic Investment Plan (including dividend reinvestment plans).

6.	Monitoring of Personal Securities Transactions. The CCO (or delegate) is responsible for periodically reviewing personal securities transactions and holdings reports. The CCO will name as a delegate a senior employee to be responsible for reviewing and monitoring the personal securities transactions of the CCO and for taking on the responsibilities of the CCO in the CCO’s absence.

B.	Gifts and Business Entertainment Reporting. Disclosures will be submitted through automated compliance software.

a.	You are required to disclose to the CCO, upon receipt but no less than quarterly, any gifts given or received in excess of $100 per person.

b.	You are required to disclose to the CCO, upon receipt but no less than quarterly, any business entertainment expenses provided or received which may be deemed excess in nature.

C.	Certifications of Compliance. All certifications will be submitted through automated compliance software.

1.	Initial Certification. You are required to provide certification that you have:

(a) received a copy of the Code; (b) read and understood all provisions of the Code; and (c) agreed to comply with the terms of the Code. Such initial certification must be provided within 10 days of becoming designated as an Access Person under the Code.

2.	Acknowledgement of Amendments. The Adviser will provide you with any amendments to the Code and you must submit an acknowledgement that you have received, read, and understood the amendments to the Code.

3.	Annual Certification. You are required to certify on an annual basis that that you have read, understood, and complied with the Code.

PART 5. RECORDKEEPING

The Adviser maintains the following records related to the Code in a readily accessible place:

1.	A copy of each Code that has been in effect at any time during the past five years;

2.	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

3.	A record of compliance certifications for each person who is currently, or within the past five years was, an Access Person;

4.	Holdings and transactions reports made pursuant to the Code, including any brokerage account statements made in lieu of these reports;

5.	A list of the names of persons who are currently, or within the past five years were Access Persons;

6.	A record of any decision and supporting reasons for approving the acquisition of securities by Access Persons in a limited offering, initial public offering or in the Sectors; and

7.	A record of any decision and supporting reasons for granting any Access Person a waiver from or exception to the Code.

PART 6. ADMINISTRATION AND ENFORCEMENT OF THE CODE

A.	Training and Education. The CCO, or delegate, shall be responsible for training and educating Access Persons regarding the Code. Such training shall be mandatory for all Access Persons and shall occur within 10 days of date of hire and on an annual basis or more frequently as determined necessary by the CCO.

B.	Annual Review. The CCO shall review the adequacy of the Code and the effectiveness of its implementation as the CCO deems appropriate, but no less frequently than annually.

C.	Reporting Violations. You are required to report actual or suspected violations of the Adviser’s Code promptly to the CCO, or in the case of a violation by the CCO, to senior management. The Adviser has adopted a policy of non-retaliation with respect to any person who reports matters in good faith. Please refer to the “Whistleblower” policy in the Adviser’s Compliance Manual.

1.	Confidentiality. Any reports created to satisfy the requirements of the Code shall be treated confidentially and shall be investigated promptly as required by the particular circumstances.

2.	Types of Reporting. You are obligated to report any: (a) noncompliance with applicable laws, rules, and regulations; (b) fraud or illegal acts involving any aspect of the Adviser’s business; (c) material misstatements in regulatory filings, internal books and records, Clients records or reports; (d) activity that is harmful to Clients; and (e) material deviations from required controls and procedures that safeguard Clients and the Adviser.

3.	Guidance. You are encouraged to seek guidance from the CCO or other senior management with respect to any action or transaction that may violate the Code and to refrain from any action or transaction which might lead to the appearance of a violation.

D.	Sanctions. As noted in Part 1 of this Code, a violation of the Code may result in any disciplinary action that the CCO or senior management deems appropriate, including but not limited to a warning, fines, disgorgement, suspension, demotion, or termination of employment. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

E.	Further Information Regarding the Code. You should contact the CCO to obtain any additional information about compliance and ethics issues.

DEFINITIONS

For purposes of this Code:

“Access Person” means any employee (i) who has access to non-public information regarding any clients’ purchase or sale of securities, or non-public information regarding the portfolio holdings of any client of the Adviser, or (ii) who is involved in making securities recommendations to clients, or who has access to such recommendations that are non-public. Notwithstanding the above definition, the CCO has determined that all principals, officers and employees of the Adviser will be considered Access Persons under this Code unless otherwise specifically exempted by the Senior Managing Member and the CCO.

Additionally, a consultant, temporary employee, or other person may be considered an Access Person depending on various factors, including length of service, nature or duties and access to information about the Adviser. Such person will be notified by the CCO when he or she is considered an Access Person.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

“Beneficial Ownership” means that a person, directly, or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the security. A pecuniary interest means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security. An indirect pecuniary interest includes (i) securities held by a member of a person’s immediate family sharing the same household, (ii) a person’s interest in securities held by a trust, and (iii) a person’s right to acquire securities through the exercise of a derivative security.

The definition of “beneficial ownership” is complex, and questions regarding whether an Employee has a beneficial interest in a security should be directed to the CCO. Any report filed under this Code may state that the report is not to be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates. The term “beneficial ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the 1934 Act.

“Covered Security” means a Security (defined herein), except that it does not include: (i) direct obligations of the government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (including repurchase agreements); (iii) shares issued by money market funds; (iv) shares issued by open-end mutual funds not affiliated with the Adviser; and (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds.

“Initial Public Offering (IPO)” means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

“Inside Information” means material non-public information (i.e., information which is not available to investors generally) that a reasonable investor would consider to be important in deciding whether to buy, sell or retain a security, including for example non-public information relating to a pending merger, acquisition, disposition, joint venture, contract award or termination, major lawsuit or claim, earnings announcement or change in dividend policy, significant product development, or the gain or loss of a significant customer or supplier. Any non-public information may be inside information regardless of whether it is developed internally or obtained from others (e.g., information received from the issuer, current or prospective customers, suppliers or business partners). Information is considered non-public until the market has had a reasonable time after public announcement to assimilate and react to the information.

“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Sections 4(2) or 4(6) or Rule 504, 505 or 506. Limited Offerings are sometimes referred to as private placements of securities.

“Personal Account” means any securities and futures account of an Employee in which the Employee has a direct or pecuniary interest or for which such Employee influences or controls the investment decisions (other than accounts for the Adviser’s clients, except those clients who fall within the list in the next sentence). An account established for the benefit of the following will be presumed to be a Personal Account unless the Employee and the CCO agree otherwise in writing: (i) an Employee; (ii) the spouse or domestic partner of an Employee; (iii) any child of any Employee under the age of 21, whether or not residing with the Employee; (iv) any other family member of the Employee residing in the same household with the Employee or to whose financial support the Employee makes a significant contribution; and (v) any other account in which the Employee has a direct or indirect beneficial interest (e.g., joint accounts, trustee accounts, partnerships, investment clubs, estates or closely held corporations in which the Employee has a beneficial interest).

“Publicly Traded Security” means any equity or debt instrument traded on an exchange, through NASDAQ or through the “Pink Sheets,” any option to purchase or sell such equity or debt instrument, any index stock or bond group option that includes such equity or debt instrument, and futures contract on stock or bond groups that includes such equity or debt instrument, and any option on such futures contract. A Publicly Traded Security also means any security traded on foreign security exchanges, and publicly traded shares of registered closed-end investment companies, exchange-traded funds, unit trusts, partnership and similar interests, notes, warrants, or fixed income instruments, and bonds and debt obligations issued by foreign governments, states, or municipalities.

Exceptions to the definition of “Publicly Traded Security” include the following: securities issued by mutual funds (not affiliated with the Adviser), U.S. treasury bonds, notes and bills, U.S. savings bonds and other instruments issued by the U.S. government, debt instruments issued by a banking institution (such as bankers’ acceptances, certificates of deposit, commercial paper and other high-quality short-term debt instruments, including repurchase agreements) and U.S. and foreign currency. The securities covered by this exception are referred to as “Non-covered Securities”.

“Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.

“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.